Exhibit 10.52

CONFIDENTIAL SETTLEMENT AGREEMENT

This Confidential Settlement Agreement (“Agreement”) is entered into as of December 11, 2009, by and between Luna Innovations, Inc. (“Luna”) and Luna Technologies, Inc. (“Luna Technologies”) (collectively, the “Debtors”), and Hansen Medical, Inc. (“Hansen”) (together with the Debtors, the “Parties”).

This Agreement is made with respect to the following recitals:

A. Hansen and Luna are parties to the California Action, and Hansen and the Debtors are parties to the Bankruptcy Case, as respectively defined below.

B. The Parties deem it to be in their best interests and to their mutual advantage to settle their disputes on the terms and conditions set forth in this Agreement, and nothing in this Agreement shall be construed as an admission of fault or liability by either such Party.

C. This Agreement is one of the “Settlement Documents” for purposes of the Amended Joint Plan of Reorganization (the “Amended Plan”), a substantially complete form of which is attached hereto, as described in the Amended Disclosure Statement in Support of Amended Joint Plan of Reorganization of Luna Innovations Incorporated, et al. under Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”) and the Confirmation Order entered by the U.S. Bankruptcy Court for the Western District of Virginia (the “Bankruptcy Court”) in the Bankruptcy Case.

NOW, THEREFORE, in consideration of all of the terms and conditions of this Agreement, the Parties agree as follows:

1. Definitions. The following words and phrases shall have the meanings set forth below for purposes of this Agreement.

1.1 “Affiliates” shall mean any corporation or other entity that is directly or indirectly controlling, controlled by, or under common control with a party. For purposes of this definition, “control” of an entity means the direct or indirect ownership of securities representing fifty percent (50%) or more of the total voting power entitled to vote in elections of such entity’s board of directors or other governing authority, or equivalent interests conferring the power to direct or cause the direction of the governance or policies of such entity.

1.2 “Bankruptcy Case” means the Chapter 11 case titled In re Luna Innovations, et al., Case No. 09-71811 (WFS), United States Bankruptcy Court for the Western District of Virginia, Roanoke Division.

1.3 “California Action” means the civil action entitled Hansen Medical Inc. v. Luna Innovations Inc., Case No. 07-088551, Superior Court of the State of California, County of Santa Clara.

1.4 “Claims” means any and all claims, actions, causes of action, demands, costs, and charges of whatever nature. This definition of “claims” applies only to this Agreement and is not intended to the change the definition of “claims” as used in the Amended Plan for bankruptcy purposes.

1.5 “Defendant Released Parties” means Luna and Luna Technologies and each of its Affiliates, and each of their respective current and former officers, directors, employees, agents, attorneys, and representatives in their capacity as such. “Defendant Released Parties” does not include third parties such as business partners and parties with contractual relationships with Luna other than those listed in the preceding sentence.

1.6 “Effective Date” means the Effective Date of the Amended Plan after entry of the Confirmation Order by the Bankruptcy Court; subject, however, to the conditions precedent set forth in Section 2.

1.7 “Legal Proceeding” means any lawsuit or any other civil or administrative proceeding of any kind in any court, tribunal, agency or governmental entity.

1.8 “License Agreement” means that certain license agreement between the Parties entered into as of the Effective Date.

1.9 “Party” means Luna, Luna Technologies or Hansen, and when used in the plural shall mean all of them.

1.10 “Person” means an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity, including those defined as “persons” in 11 U.S.C. § 101.

1.11 “Plaintiff Released Parties” means Hansen and its Affiliates, and each of their respective current and former officers, directors, employees, agents, attorneys, and representatives in their capacity as such. “Plaintiff Released Parties” does not include third parties such as business partners and parties with contractual relationships with Hansen other than those listed in the preceding sentence.

1.12 “Release” means the Confidential Mutual Release Agreement attached as Exhibit C-6 of the Amended Plan.

1.13 “Settlement Documents” means each of (i) this Agreement; (ii) the Cross License Agreement Between Intuitive and Hansen; (iii) the License Agreement Between Intuitive and Luna; (iv) the License Agreement Between Hansen and Luna; (v) the Development and Supply Agreement; (vi) the Confidential Mutual Release Agreement; (vii) the Hansen Secured Promissory Note; (viii) the Patent and Trademark Security Agreement; (ix) the Security Agreement; and (x) the Warrant to Purchase Common Stock of Luna Innovations Incorporated, as attached as Exhibits C-1 through C-10 of the Amended Plan, respectively.

1.14 “Third Party” means a Person, other than a Party to this Agreement or any of such Parties’ Affiliates.

2. Execution of Settlement Documents Upon Approval of Amended Plan. Subject to entry of the Confirmation Order by the Bankruptcy Court and subject to the conditions precedent set forth in sub-sections (a) through (g) below, and effective upon the Effective Date, the Parties shall execute each of the other Settlement Document contracts, namely Exhibits C-2 through C-10 to the Amended Plan. Subject to Section 1125 of the Bankruptcy Code, Hansen hereby agrees to support the Amended Plan and efforts by the Debtors to obtain a Confirmation Order of the Amended Plan. Notwithstanding anything else herein to the contrary, the Parties’ obligations under this Agreement are conditioned upon, and this Agreement will terminate upon the occurrence of any of the following prior to the Effective Date, unless waived:

(a) the Bankruptcy Court’s denial of the Debtors’ request for approval of the Disclosure Statement or, in the alternative, any modification(s) to the Disclosure Statement that would adversely affect, in any material way, (i) any of the terms and conditions contained in the Agreement, any Settlement Document, the Amended Plan, or the Confirmation Order; or (ii) the ability of any Party to perform or comply with the Agreement, any other Settlement Document, the Amended Plan, or the Confirmation Order;

(b) the Bankruptcy Court’s denial of the Debtors’ request for confirmation of the Amended Plan or for entry of the Confirmation Order, or, in the alternative, the requirement or approval by the Bankruptcy Court of any material modification(s) to the Amended Plan or Confirmation Order that would adversely affect, in any material way, (i) any of the terms and conditions contained in or benefits of the Agreement, any other Settlement Document, the Amended Plan, or the Confirmation Order; or (ii) the ability of any Party to perform or comply with the Agreement, any other Settlement Document, the Amended Plan, or the Confirmation Order;

(c) the Debtors notify Hansen that they intend to cease prosecution of the Amended Plan or, in the absence of such notice, take affirmative action to abandon or cease prosecution of such Amended Plan (provided that such actions shall not include amendments to the Amended Plan that do not adversely affect Hansen’s material rights under the Agreement, the other Settlement Documents or the Amended Plan);

(d) the Bankruptcy Court or any appellate court of competent jurisdiction shall enter a judgment or order declaring this Agreement or any material portion hereof to be unenforceable;

(e) if the Debtors shall take any action or fail to take any action or there shall exist any facts or circumstances that result in a material breach of any of the other Settlement Documents, provided that for the purposes of this section (e) each Settlement Document shall be treated as if it had been executed as of the date hereof and if Luna were not subject to the provisions of the Bankruptcy Code;

(f) if Intuitive Surgical, Inc. (“Intuitive”), shall not have executed the License Agreement Between Intuitive and Luna and the Cross License Agreement Between Intuitive and Hansen and shall not have executed an amendment to the Development and Supply Agreement between Debtor and Intuitive dated June 11, 2007, so as to enable the grant of licenses by Luna to Hansen pursuant to the License Agreement Between Hansen and Luna, each before the Effective Date; and

(g) the Effective Date has not occurred by March 31, 2010.

Upon termination of this Agreement in accordance with the foregoing, each Party shall be released from its commitments, undertakings and agreement under or related to this Agreement, and shall have the rights and remedies that it would have had, and shall be entitled to take all actions that it would have been entitled to take, had it not entered into this Agreement, including all rights and remedies available to it under applicable law.

3 Stock Issuance. On the Effective Date, Luna shall deliver to Hansen a certificate representing a number of shares of Common Stock, which, as of the Effective Date, shall represent 9.9% of the outstanding capital stock of Luna (the “Shares”), after giving full effect to the issuance of all shares required hereunder. The Shares shall have the following legend; provided that such legend will be removed from such issued Shares when such Shares may be sold without applicable volume limits under Rule 144:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.”

4. Confidentiality.

4.1 Limitations on Disclosure. The Parties and their counsel shall take all commercially diligent efforts to ensure that the terms of this Agreement remain strictly confidential and are not disclosed to any Third Party, except as will be necessarily disclosed and made public pursuant to filing with the Bankruptcy Court as a part of the Amended Plan and set forth below.

4.1.1 Pursuant to Order. The terms of this Agreement may be disclosed pursuant to any order or subpoena requiring disclosure in any Legal Proceeding, so long as the Party that has the disclosure requirement provides the other Party with written notice of such requirement not later than ten business days after first learning of such order or subpoena.

4.1.2 As Necessary to Lenders and Certain Third Parties. The terms of this Agreement may be disclosed to actual or potential lenders and other third parties, including government agencies such as the United States Securities and Exchange Commission, listing agencies such as the NASDAQ, and similar entities, and any entities whose consent is required for the transactions contemplated herein, as the relevant Party reasonably determines to be required.

4.1.3 Professional Advisors. The terms of this Agreement may be disclosed to any Party’s attorney, accountant, auditor, or insurer, but only under a professional duty of confidentiality.

4.1.4 Required by Law. The terms of this Agreement may be disclosed as required by law, including but not limited to any disclosure required to be made pursuant to the reporting obligations required by the United States Securities Exchange Commission or any other United States or foreign regulatory authorities.

4.1.5 Media Matters. Notwithstanding the generality of the restrictions imposed by Section 4.1, the Parties acknowledge that as public companies they are required to file publicly any material agreements and disclose publicly the material terms of the settlement. If a Party intends to file a Confidential Treatment Request in order to redact any portion of the Settlement Documents, or otherwise to omit any exhibits to any of the Settlement Documents for filing with the SEC, the other Party shall cooperate with any reasonable request for it to do likewise. The Parties further acknowledge that they may generally discuss and communicate any of this publicly available information. If the Parties agree, the Parties may issue a joint press release, the language of which shall be approved by the Parties. Neither party is required to agree to a joint press release. Without limiting the foregoing, any Party may make additional public disclosures regarding this Agreement as required by the rules and regulations promulgated by the Securities and Exchange Commission, the NASDAQ, or a similar entity, subject to reasonable prior notice to the other Party.

5. Final and Binding Agreement. Each Party agrees that it has made such investigation of all matters pertaining to this Agreement that such Party deems necessary. Each Party agrees that it is not relying in any manner on any statement, promise, representation or omission, whether oral or written, express or implied, made by any Person, not specifically set forth in this Agreement, the Settlement Documents, the Disclosure Statement, the Amended Plan, or the Confirmation Order. Each Party acknowledges that, after execution of this Agreement, such Party may discover facts different from or in addition to those which it now knows or believes to be true. Nevertheless, each Party agrees that this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts. This Agreement is intended to be, and is, final and binding on all Parties, regardless of any allegation of misrepresentation, fraud, mistake of law or fact, or any other circumstances whatsoever.

6. No Assignment of Agreement. Unless expressly stated herein, including the exhibits hereto, neither Plaintiff nor Defendant (nor any Affiliate) may assign any rights conferred by or obligations imposed under this Agreement, in whole or in part, outright or by way of collateral assignment, without the written consent of the other Party (which consent may be withheld for any reason or no reason).

7. Status Quo. If at any time either Debtor has any reason to know or expect that it will be unable or unwilling to continue to support, or to be able to perform or comply with, any provision of any Settlement Document or any provision of the Amended Plan or Confirmation Order, then the Debtors shall promptly notify Hansen thereof in writing. The Parties shall use their best efforts to preserve the status quo as to their respective pending disputes pending the

Effective Date or the termination of this Agreement and to facilitate the reservation of their respective rights, defenses, claims, titles and interests, pending that Effective Date or termination, without prejudice in the event of a termination, other than as expressly set forth herein. Without limiting the foregoing, Debtors shall forbear from objecting to the Hansen claim or proof of claim until the first to occur of the termination of this agreement or the Effective Date, and the Debtors shall forbear from recommencing or advancing its estimation motion until the first to occur of the termination of this Agreement or the Effective Date.

8. Warranties and Representations. The Parties hereby make the following representations and warranties as of the date hereof and of the Effective Date.

8.1 No Assignment of Claims. Each Party warrants and represents that such Party has not sold, assigned, conveyed, pledged, encumbered, or otherwise in any way transferred to any Person any Claim released by such Party pursuant to this Agreement or the Release.

8.2 Independent Advice. Each Party warrants and represents that it has received or had the opportunity to obtain independent legal advice from such Party’s attorney with respect to the rights and obligations arising from, and the advisability of executing, this Agreement.

8.3 Valid Issuance. The Shares to be issued by Luna to Hansen will, upon the Effective Date, be duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

8.4 Corporate Power. Hansen warrants and represents that it is a corporation duly organized and validly existing under the laws of the state of Delaware. Luna warrants and represents that Luna is a corporation duly organized and validly existing under the laws of Delaware. Upon the Effective Date of the Amended Plan subject to entry of the Confirmation Order by the Bankruptcy Court, the Parties further warrant and represent that they have full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

8.5 Survival of Warranties. All warranties and representations set forth in this Agreement shall survive the execution and delivery of this Agreement.

9. General Provisions.

9.1 Benefit. This Agreement and the Release shall inure to the benefit of and be binding upon the Parties’ respective agents, employees, officers, directors, shareholders, parents, subsidiaries, related entities, Affiliates, attorneys, successors and assigns.

9.2 Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the Parties’ expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein. If, and to the extent that, the Bankruptcy Court fails to approve in the Confirmation Order any or all of the agreements of the Parties concerning (i) the treatment of the Settlement Documents under Section 365(n) of the Bankruptcy Code, contained in Section 9.11 hereof, in Section 10.6 of the Development and Supply Agreement, or in Section 6.6 of the License Agreement (or in the corresponding provisions of the Amended Plan incorporating such specified provisions), or (ii) the exoneration provisions that benefit Hansen in Section 8.5 of the Plan, then such non-approval shall not result in a termination or a failure of condition precedent under Section 2 of this Agreement or under the Amended Plan or the Confirmation Order.

9.3 Choice of Law. This Agreement shall be governed by and construed in accordance with the United States Bankruptcy Code. Matters not covered by the Bankruptcy Code shall be construed in accordance with the internal substantive laws of the state of Delaware as applied to contracts made and wholly performed within the state of Delaware without regard to its principles of choice of law.

9.4 Selection of Forum. The exclusive venue for any action arising out of, related to, or connected with this Agreement shall be the United States Bankruptcy Court for the Western District of Virginia, Roanoke Division, but for any other disputes, the federal or state courts in the State of Delaware.

9.5 No Oral Modification. No provision of this Agreement can be waived, modified, amended, or supplemented except in a writing that expressly references this Agreement and is signed by an authorized representative of each Party to be bound.

9.6 No Construction Against Drafter. Because all Parties have participated in drafting, reviewing, and editing the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this contract shall be applied in any action whatsoever.

9.7 No Third-Party Beneficiaries. Except as expressly set forth herein, the Parties agree that there are no third-party beneficiaries of any kind to this Confidential Settlement Agreement or the Release other than those listed as Defendant Released Parties and Plaintiff Released Parties.

9.8 Integrated Agreement. Subject to Section 9.11, this Agreement, the Settlement Documents (including the Exhibits hereto), the Disclosure Statement, the Amended Plan, and the Confirmation Order collectively constitute the entire understanding and contract between the Parties with respect to the subject matter referred to herein. Any and all other representations, understandings, or agreements, whether oral, written, or implied, are merged into and superseded by the terms of this Agreement.

9.9 Headings. The subject headings used in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any provisions of this document.

9.10 Notice. Any notice required or desired to be given hereunder shall be in writing and shall be served as provided herein either by an air courier service (such as FedEx, DHL or UPS) or by personal delivery. Notice may be served by email, if a confirming copy of the notice is also served by air courier service or hand-served. Service of any notice shall be deemed complete (i) in the case of notice via personal delivery, actual receipt before 5:00 p.m. at the location of delivery (and shall be deemed complete on the following day if actually received after 5:00 p.m. at the location of delivery); or (ii) in the case of notice via air courier, the third day following delivery of the notice to an air courier service with all costs fully prepaid. In order to be effective, any notice must be served upon and received by both the Party and the persons designated to receive a copy thereof at the addresses set forth below:

If to Hansen:

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Attention: Arthur Hsieh and Fred Moll

With a copy to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304

Attention: Bryan Wilson

If to Defendant:

Luna Innovations, Inc.

1 Riverside Circle, Suite 400

Roanoke, VA 24016

Attention: Chief Executive Officer

With a copy to:

Pachulski Stang Ziehl & Jones LLP

919 North Market Street, 17th Floor

Wilmington, DE 19899-8705

Attention: Laura Davis Jones

Munger, Tolles & Olson LLP

560 Mission Street

San Francisco, CA 94105

Attention: Kristin Linsley Myles

9.11 Special Provision Regarding Licenses. The License Agreement and any licenses contained in the Development and Supply Agreement shall not be deemed to be integrated with the other Settlement Documents in any way that would (i) prevent, prejudice or otherwise adversely affect any setoff or recoupment or other rights or security under such Settlement Document in the event that the License Agreement or such other licenses should be rejected in the future pursuant to § 365 and Hansen or Luna, as applicable, makes any election to retain rights and licenses under § 365(n)(1)(B); and (ii) require payment of any royalties by Hansen or Luna, as applicable, under § 365(n)(2)(B). For avoidance of any doubt, notwithstanding any other provision of any Settlement Document, the result of the exception to integration of such contracts is that Hansen or Luna, as applicable, shall be entitled to make its § 365(n)(1)(B) election to retain rights under a rejected License Agreement or with respect to licenses in the Development and Supply Agreement without impairing, affecting or prejudicing any of Hansen’s or Luna’s, as applicable, rights, defenses, claims or interests of any kind, including setoff or recoupment, under or with respect to any other Settlement Document and without Hansen or Luna, as applicable, being required to pay any amount as deemed “royalties” under such retained rights (since there shall be none).

9.12 Execution in Counterparts. This Agreement may be executed and delivered in any number of counterparts. When each Party has signed and delivered at least one counterpart to all other Parties, each counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same agreement, which shall be binding and effective on the Parties hereto. This Agreement shall not become binding on the Parties hereto unless it has been executed by authorized representatives of all Parties.

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IN WITNESS WHEREOF, the Parties have approved and executed this Confidential Settlement Agreement as of the Effective Date.

HANSEN MEDICAL, INC.

By:	/s/ Fred Moll
Name	Fred Moll
Its	CEO

LUNA INNOVATIONS, INC.

By:	/s/ Kent A. Murphy
Name:	Kent A. Murphy
Its:	Chairman and CEO

LUNA TECHNOLOGIES, INC.

By:	/s/ Scott A. Graeff
Name:	Scott A. Graeff
Its:	President